CERTIFICATE OF AMENDMENT
                       OF THE CERTIFICATE OF INCORPORATION
                         OF ESQUIRE FUNDING GROUP, INC.

                Under section 805 of the Business corporation Law


         WE, THE UNDERSIGNED, Ira Silverman and Daniel Silverman, be1ng the president and the secretary respectively of Esquire Funding Group, Inc., hereby certify:

1. The name of the corporation is Esquire Funding Group, Inc.

2. The certificate of incorporation of said corporation was filed in the Department of State on the 12th day of December, 1988.

3. (a) The certificate of incorporation is hereby amended to affect the following change: to change the name of the corporation.

         (b) To effect the foregoing change, Article First, relating to the corporation's name is amended by deleting it in its entirety and replacing it with the following Article:

         "First: The name of the corporation shall be community Home Mortgage Corporation."

4. The foregoing amendment was authorized in the following manner: by the unanimous written consent of the board of directors, followed by the unanimous written consent of all the shareholders.

         IN WITNESS WHEREOF, we have signed this certificate on the 17th day of February, 1993 and we affirm the statements contained therein as true under penalties of perjury.

                                                        /s/ Ira Silverman
                                                        --------------------
                                                        Ira Silverman
                                                        President

                                                        /s/ Daniel Silverman
                                                        --------------------
                                                        Daniel Silverman
                                                        Secretary